Exhibit 10.10
, 2010
Dear           :
In consideration of your valuable service to FXCM Inc. and its subsidiaries (collectively, the “Company Group”), FXCM Holdings, LLC (the “Company”) desires to offer you protection against the termination of your employment with the Company Group on the terms and conditions set forth in this letter agreement (the “Letter Agreement”).
Accordingly, subject to your continued employment with the Company Group, you and the Company hereby agree as follows:
     1. Rights on Termination of Employment.
          (a) If your employment is terminated (x) by any entity that is a member of the Company Group without Cause (as defined below) (other than due to death or disability) or (y) by you for Good Reason (as defined below), in each case, subject to (A) your execution, delivery and non-revocation of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”) within forty-five (45) days following the termination date and (B) your compliance with the restrictive covenants set forth in that certain Confidentiality and Restrictive Covenant Agreement, dated , 2008, by and between the Company and you (the “Restrictive Covenant Agreement”) (clauses (A) and (B), collectively, the “Conditions”), you shall be entitled to receive an aggregate amount (such aggregate amount, the “Severance Payment”) equal to two (2) times your base salary as in effect on the termination date, which amount shall be payable by the Company in equal monthly installments over a twenty-four (24) month period commencing on the Payment Commencement Date (as defined below) (assuming you have not revoked the Release prior to such date). The Company will commence paying the Severance Payment on the 60th day following your termination of employment (such date, the “Payment Commencement Date”) (with payments in arrears from the termination date).
          (b) In addition to the Severance Payment and subject to the Conditions, if your employment is terminated (x) by any entity that is a member of the Company Group without Cause (other than due to death or disability) or (y) by you for Good Reason, in each case, (1) you and your spouse and eligible dependents, to the extent applicable (to the extent covered immediately prior to such termination) will continue to be eligible to participate in the Company Group’s medical plan(s) for which you were eligible immediately prior to the termination date for an eighteen (18) month period following the termination date (such period, the “Continuation Coverage Period”) and (2) following the Continuation Coverage Period, for a period of six (6) months immediately thereafter, you will be entitled to receive, on the first business day of each month, an amount equal to the premium subsidy the Company Group would have otherwise paid on your behalf for medical coverage if you had been actively employed during such six (6) month period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, will run concurrently with the Continuation Coverage Period.
          (c) In the event of a breach of the restrictive covenants set forth in the Restrictive Covenant Agreement, (x) as provided for above, the Company will be immediately relieved of its obligation to provide the payments and benefits set forth in clauses (a) and (b) above and (y) you will be required to promptly pay the Company a lump sum amount equal to the sum of all payments previously made to you hereunder. Your forfeiture of the payments and benefits hereunder will not be deemed to be a waiver of any right or any other remedy that the Company Group may have at law or in equity, or pursuant to this Letter Agreement or the Restrictive Covenant Agreement, to enforce the provisions of this Letter Agreement or the Restrictive Covenant Agreement.
          (d) For purposes of this Letter Agreement, “Cause” shall exist if any entity that is a member of the Company Group determines that any one or more of the following events has occurred while employed by the Company Group: (i) your engagement in misconduct which is materially injurious to the Company or any of its subsidiaries, (ii) your continued failure to substantially perform your duties to any entity that is a member of the Company Group, (iii) your repeated dishonesty in the performance of your duties to any entity that is a member of the Company Group, (iv) your commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least 30 days, (v) your engagement in conduct or activities that materially violate any applicable governmental or quasi-governmental regulation involving securities, (vi) the violation by you of a written company policy regarding employment, including substance abuse, sexual harassment or discrimination, or the Company’s insider trading policy, or (vii) the material breach by you of any of the provisions of any agreement between you, on the one hand, and any entity that is a member of the Company Group, on the other hand. The determination of the existence of Cause shall be made by the applicable entity that is a member of the Company Group in good faith, which determination shall be conclusive for purposes of this Letter Agreement.
          (e) For purposes of this Letter Agreement, “Good Reason” shall mean, without your consent, a change by the applicable entity that is a member of the Company Group in your duties and responsibilities which is materially inconsistent with your position at the applicable entity that is a member of the Company Group, or a material reduction in your annual base salary (excluding any reduction in your salary that is part of a plan to reduce salaries of comparably situated employees of any entity that is a member of the Company Group generally); provided that, notwithstanding anything to the contrary in the foregoing, you shall only have “Good Reason” to terminate employment following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within fifteen (15) business days following such entity’s receipt of written notice from you specifying such act, so long as such notice is provided within thirty (30) business days after such event has first occurred.

          (f) You acknowledge and agree that the payments and benefits described in this Letter Agreement will be the only such payments and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Letter Agreement (other than any payments, rights or benefits under the Amended and Restated Limited Liability Company Agreement of the Company, as it may be further amended from time to time). You hereby acknowledge and agree that you are not eligible to be a participant in any severance or retention plan of any entity that is a member of the Company Group.
     2. Severability; Applicable Law.
          (a) The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.
          (b) This Letter Agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.
     3. Entire Agreement; Amendment.
          (a) This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior written or oral agreements concerning such subject matter (including, for the avoidance of doubt, Section 9 of the Restrictive Covenant Agreement), except that Sections 1 — 8 of the Restrictive Covenant Agreement and any provisions related thereto shall continue to apply and are hereby made a part of this Letter Agreement by reference.
          (b) This Letter Agreement may only be amended or modified by a written agreement executed by you and the Company (or any of its respective successors).
     4. Compliance with IRC Section 409A. This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Letter Agreement to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with all entities that are members of the Company Group you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between you and any member of the Company Group as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 4 shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Letter Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
     5. No Set Off; Mitigation. You shall not be required to mitigate damages with respect to the termination of your employment with the Company Group under this Letter Agreement by seeking other service or otherwise, and, unless expressly provided for herein, there shall be no offset against amounts due to you under this Letter Agreement on account of subsequent service.
     6. Assignment. This Letter Agreement and all of your rights and obligations hereunder shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. No rights or obligations of the Company under this Letter Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other similar transaction in which the Company is not the continuing entity or a sale, liquidation or other disposition of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. Upon any such assignment or transfer, the rights and obligations of the Company hereunder shall become the rights and obligations of such assignee or transferee.
     7. Counterparts. This Letter Agreement may be executed in counterparts and by fax or pdf.

     If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

FXCM HOLDINGS, LLC
By:
Name:
Title:

Accepted and Agreed
__________________________